Exhibit 99.1

For Release on August 19, 2010 –

Blue Coat Announces Entry into Memorandum of Understanding

for Settlement of Derivative Litigation

SUNNYVALE, Calif., August 19, 2010 – Blue Coat Systems, Inc. (Nasdaq: BCSI), the technology leader in Application Delivery Networking, today announced that it has entered into a memorandum of understanding to settle two purported derivative lawsuits alleging claims on behalf of the Company against certain individual defendants and its independent audit firm relating to the alleged backdating of stock options at the Company between 1999 and 2006 and alleged insider trading in 2004. The memorandum of understanding provides for payment to the Company of a total sum of $4,164,208 by certain individual named defendants (who were former officers or directors of the Company) and the insurers for all of the named defendants (on behalf of such defendants). It further provides that the Company will implement certain governance practices and will issue shares of its common stock valued at $1.775 million to plaintiffs’ counsel to compensate for attorneys’ fees and expenses incurred in connection with the lawsuits.

The settlement is subject to the prior satisfaction of a number of conditions, including court approval.

About Blue Coat Systems

Blue Coat Systems is the technology leader in Application Delivery Networking. Blue Coat offers an Application Delivery Network Infrastructure that provides the visibility, acceleration and security required to optimize and secure the flow of information to any user, on any network, anywhere. This application intelligence enables enterprises to tightly align network investments with business requirements, speed decision making and secure business applications for long-term competitive advantage. For additional information, please visit www.bluecoat.com.

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FORWARD-LOOKING STATEMENTS: This document contains certain forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements including: any statements regarding our business outlook and future financial and operating results; any statements of expectation or belief; any statements regarding plans, strategies and objectives of management for future operations; any statements reflecting the potential consummation of the settlement of the derivative lawsuit; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the risks that are described from time to time in the Securities and Exchange Commission reports filed by the Company, including but not limited to the risks described in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of the Company. The Company assumes no obligation and does not intend to update any of these forward-looking statements, except as required by applicable law, after the date on which it was made.

Blue Coat and the Blue Coat logo are registered trademarks or trademarks of Blue Coat Systems, Inc. and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

Media Contact:	Steve Schick	Investor Contact:	Jane Underwood
	Blue Coat Systems		Blue Coat Systems
	steve.schick@bluecoat.com		jane.underwood@bluecoat.com
	408-220-2076		408-541-3015